Exh. 10.31
FOURTH AMENDMENT TO LEASE AGREEMENT
OPTION TO EXTEND LEASE TERM
     THIS FOURTH AMENDMENT TO LEASE AGREEMENT (“Fourth Amendment”) is entered into by and between The Board of Regents of the University of Texas System for the use and benefit of The University of Texas Health Science Center at Houston (“Landlord” or UTHSC-H”) and Encysive Pharmaceuticals Inc. (“Tenant”) (formerly doing business as Texas Biotechnology Company).
RECITALS
A. Doctor’s Center Inc. (“DC”) and Tenant entered into a Lease Agreement (“Lease”) dated February 24, 1995, by which DC leased to Tenant approximately 28,909 square feet of rentable area in the building then known as Doctors Center Office building located at 7000 Fannin Street in Houston, Harris County, Texas (the “Building”).
B. Landlord acquired the Building on May 31, 1996, including DC’s interest in the Lease.
C. Landlord and Tenant have subsequently entered into Amendments to the Lease dated April 1, 1999, January 1, 2001, and January 1, 2003, and a renewal option, which was exercised June 30, 2000, covering approximately 37,500 square feet of net rentable area in the Building. The original Lease Agreement, as amended by the previous amendments, is hereinafter referred to as the “Lease.”
D. Landlord and Tenant further amended the Lease to (1) modify the description of the leased premises and delete certain administrative space on the 20th floor of the Building, which will be surrendered by Tenant; (2) add a renewal option for Tenant to extend the Term for one additional two-year period; (3) specify a Base Rent for the extension period; and (4) provide for leasing certain storage space in the Building to Tenant.
E. Landlord and Tenant wish to enter into this Fourth Amendment to evidence the modification of the Lease on the terms and conditions stated below.
TERMS AND CONDITIONS
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged by the parties, Landlord and Tenant hereby agree as follows:
1.	Defined Terms. Capitalized terms that are not otherwise defined in this Amendment have the respective meanings assigned to them in the Lease.

2.	Renewal of Lease Term. As long as Tenant is not in default under the Lease, Tenant shall have the option to renew this Lease upon the terms and conditions herein stated for two renewal periods of one year each. The first renewal period shall commence on January 1, 2008, and expiring on December 31, 2008, and the second renewal period shall commence on January 1, 2009, and ending on December 31, 2009. To exercise the renewal option with respect to calendar year 2008, Tenant must give Landlord written notice of its intent to do so by no later than June 30, 2007. To exercise the renewal option with respect to calendar year 2009, Tenant must give Landlord written notice of its intent to do so by no later than June 30, 2008.

3.	Payment of Rental. The Base Rent during the first renewal option year (2008) shall be payable in advance as that in effect on December 31, 2007, with any increase limited to 2 1/2% of that amount for 2008 as provided in the Lease. Adjustment to Base Rent for the second renewal option year (2009) will be calculated using 2008 as the base year with an increase limited to 2 1/2% of that amount.

4.	Performance of and Compliance with the Terms and Conditions of the Lease. Landlord and Tenant each promise and agree to perform and comply with the terms, provisions, and conditions of and the agreements in the Lease, as modified by this Amendment.

5.	Ratification and Reaffirmation of Lease. Landlord and Tenant each hereby ratify, affirm and agree that the Lease, as herein modified, represents the valid, binding and enforceable obligations of Landlord and Tenant, respectively.

6.	Continuation of Lease. Except as expressly stated in this Amendment, the terms of the Lease shall remain unchanged and in full force and effect as originally provided.

7.	Applicable Law. Landlord and Tenant hereby agree that this Amendment and the Lease shall be governed and construed according to the laws of the state of Texas from time to time in effect.

8.	Inurement. This Amendment shall be binding on and inure to the benefit of Landlord and Tenant and their respective heirs, executors, administrators, legal representatives, successors and assigns.

9.	No Commission. Landlord and Tenant each warrant and represent to the other that no commission or fee is due or will be paid in connection with the Amendment.

10.	Entirety and Amendments. The Lease, as expressly modified by this Amendment, and any prior Amendment, constitutes the sole and only agreement of the parties to the Lease and supersedes any prior understandings or written or oral agreements between the parties concerning the lease of the premises. The Lease may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

11.	Construction. Each party acknowledges that it and its counsel have reviewed this Amendment and that the normal rule of construction shall not be applicable and there shall be no presumption that any ambiguities will be resolved against the drafting party in interpretation of this Amendment.

12.	Authority. Tenant warrants and represents that (a) Tenant has the full right, power and authority to enter into this Amendment; (b) all requisite action to authorize Tenant to enter into this Amendment and carry out Tenant’s obligations hereunder has been taken; and (c) the person signing on behalf of Tenant has been duly authorized by Tenant to sign this Amendment on its behalf.

13.	Paragraph Headings. The paragraph headings used herein are intended for reference purposes only and shall not be considered in the interpretation of the terms and conditions hereof.

14.	Counterparts. This amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties to this Amendment may execute the Amendment by signing any of the counterparts.
     In witness whereof, this Amendment is executed to be effective as of the date first set forth above.

Landlord:	Board of Regents of the	Tenant:
University of Texas System For the use and benefit of

The University of Texas Health Science Center at Houston	Encysive Pharmaceuticals Inc.

By:	/s/ T. Kevin Dillon	By:	/s/ Bruce D. Given, M.D.

Name:	T. Kevin Dillon	Name:	Bruce D. Given, M.D.

Title:	Executive Vice President for	Title:	President & CEO

Finance and Business Affairs